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SOUTHWEST AIRLINES REPORTS AUGUST TRAFFIC

DALLAS, TEXAS – September 9, 2013 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 9.2 billion revenue passenger miles (RPMs) in August 2013, a 2.0 percent decrease from the 9.4 billion RPMs flown in August 2012. Available seat miles (ASMs) in August 2013 increased 1.4 percent to 11.3 billion from the August 2012 level of 11.1 billion. The August 2013 load factor was 81.3 percent, compared to 84.2 percent in August 2012. For August 2013, passenger revenue per ASM (PRASM) is estimated to have increased approximately four percent compared to August 2012.
For the first eight months of 2013, the Company flew 70.8 billion RPMs, compared to 70.3 billion RPMs flown for the same period in 2012, an increase of 0.8 percent. Year-to-date ASMs increased 1.6 percent to 88.3 billion from the 2012 level of 86.9 billion. The year-to-date load factor was 80.3 percent, compared to 80.9 percent for the same period in 2012.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.
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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	AUGUST
	2013	2012	CHANGE
Revenue passengers carried	9,106,397	9,736,793	(6.5)%

Enplaned passengers	11,456,302	12,024,197	(4.7)%

Revenue passenger miles (000)	9,169,665	9,356,718	(2.0)%

Available seat miles (000)	11,273,299	11,118,674	1.4%

Load factor	81.3%	84.2%	(2.9) pts

Average length of haul	1,007	961	4.8%

Trips flown	112,448	117,128	(4.0)%

	YEAR-TO-DATE
	2013	2012	CHANGE
Revenue passengers carried	73,026,626	74,372,775	(1.8)%

Enplaned passengers	89,911,483	91,037,516	(1.2)%

Revenue passenger miles (000)	70,833,085	70,291,603	0.8%

Available seat miles (000)	88,254,623	86,859,929	1.6%

Load factor	80.3%	80.9%	(0.6) pts

Average length of haul	970	945	2.6%

Trips flown	891,956	926,934	(3.8)%

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